Exhibit 99.1

Royal Bancshares of Pennsylvania Announces Management Succession Plan

Transition of Bank Leadership Underway; Robert R. Tabas to Retire From Active Management, Will Remain Chairman of the Board of Directors; Murray Stempel, III to Retire From Active Management, Will Remain on Board of Directors; James J. McSwiggan to Retire as President and Chief Operating Officer

NARBERTH, PA--(Marketwire - Apr 11, 2012) - Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced a management transition plan designed to improve corporate governance, increase independence, and enhance Royal's product capabilities to better serve its clients.

Robert R. Tabas, chairman and chief executive officer of Royal, has announced his intention to retire from active management of the company by the end of 2012. Mr. Tabas will remain chairman of the board of directors. Murray Stempel, III, vice chairman and chief lending officer, will also retire from active management of the company and as vice chairman by the end of the year but will remain on the company's board of directors. James J. McSwiggan has advised the board of his decision to retire as president and chief operating officer and to step down from the board on or before December 31, 2012.

In commenting on the announcement, Robert Tabas said, "Over the past several years, the entire Royal team pulled together and worked closely with our regulatory partners to improve risk management, increase capital ratios, strengthen our operations, and enhance our focus on small-to-medium-sized businesses and consumer banking needs. Today, Royal has improved credit quality and regulatory relationships, reduced non-performing assets, is well-capitalized under current regulatory requirements and has significantly improved operating results."

Mr. Tabas continued, "Now is the right time to pass stewardship of Royal on to a new president and chief executive officer to take the company to the next level. This is a positive next step for Royal, and one that we feel will benefit our shareholders, customers, employees and the community we serve. In addition, as chairman of the company, I look forward to working with bank management and my fellow board members, and to serving as an ambassador for Royal in the community."

Royal's board of directors has formed a search committee to select an executive search firm and interview candidates for the combined role of president and chief executive officer.

Mr. Tabas continued, "For our next leader, the board of directors plans to recruit an external candidate with transformational leadership skills as we continue to evolve the bank. Our goal is to find someone who can help communicate the new Royal message to investors and customers, while bringing fresh ideas and best practices from other community banks to our ongoing operations."

A New Era for Royal Bank America

The bank was acquired by Tabas family patriarch Daniel Tabas in 1980 and became a publicly-traded company in 1983. Robert R. Tabas, Daniel Tabas' son, joined the bank in 1984 and has served as chairman of the board since 2004 and chief executive officer since 2009. Murray Stempel, III, Daniel Tabas' son-in-law, joined the bank in 1994 and has recently served as vice chairman and chief lending officer.

Robert Tabas says, "This is a bittersweet announcement for me. My family has been a major investor in the company since 1980, and since that time a Tabas family member has always had a leadership role in the company. While Murray and I will remain on the board of directors, and we will remain supportive as major shareholders, we won't be involved in day to day management, marking the first time since 1980 that a Tabas family member won't be in management. But we believe this is right for the future of Royal Bank."

William R. Hartman, lead independent director for the company, says, "On behalf of the entire Royal board of directors, I want to thank Robert Tabas and Murray Stempel for their commitment to the bank and the community. We are very appreciative of their dedication to improving Royal's financial condition and business model, and we are pleased that they will be continuing their support of the company by remaining on our board of directors. We also thank Jim McSwiggan for his service to Royal, its customers, and its shareholders and wish him well in his future endeavors."

About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2011.